Exhibit 7.01

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of September 10, 2024 (the “Effective Date”), is made and entered into by and among TechPrint Holdings, LLC, a Delaware limited liability company (“Parent”), TechPrint Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and ARC Document Solutions, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are referred to herein as the “Parties” and each, a “Party”.

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of August 27, 2024 (the “Original Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Agreement);

WHEREAS, pursuant to Section 9.2 thereof, the Original Agreement may be amended by the Parties; and

WHEREAS, the Parties now desire to amend the Original Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendments to the Original Agreement. As of the Effective Date, the Original Agreement is hereby amended as follows:

(a) The Recitals of the Original Agreement is hereby amended by inserting the following clause immediately after the ninth WHEREAS clause:

“WHEREAS, immediately following the consummation of the Merger and after giving effect to the transactions contemplated by the Equity Commitment Letter, Parent will contribute to the Surviving Corporation cash in an amount determined by Parent and permitted by the Commitment Letters;”

(b) The first sentence of Section 4.1(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Each share of common stock, par value $0.001 per share, of the Company (a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares issued and outstanding immediately prior to the Effective Time that are to be cancelled in accordance with Section 4.1(b) or treated in the manner provided in Section 4.1(c) (including Rollover Shares) and any Dissenting Shares (collectively, the “Excluded Shares”)) shall automatically be converted into the right to receive $3.40 in cash, without interest (the “Merger Consideration”).”

(c) Section 4.1(c) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Treatment of Shares Held by Parent and Rollover Shares. Each Share issued and outstanding immediately prior to or at the Effective Time that is owned by Parent as of immediately prior to or at the Effective Time (including all of the Rollover Shares contributed to Parent prior to the Effective Time pursuant to the Rollover Agreement) shall not be converted into the right to receive the Merger Consideration pursuant to Section 4.1(a) and shall instead remain outstanding and from and after the Effective Time shall represent one share of the Surviving Corporation Common Stock.”

(d) The third sentence of Section 4.2(g) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“If, after the Effective Time, a holder of a Dissenting Share fails to perfect, waives, effectively withdraws, or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the appraisal rights provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Share shall cease and such Dissenting Share shall thereupon be deemed to have been cancelled and converted as of the Effective Time into, the right to receive the Merger Consideration, without any interest thereon, upon surrender of such Share in accordance with Section 4.2(c) and shall not thereafter be deemed to be a Dissenting Share.”

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(e) Section 4.3(a)(iii) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“In-the-Money Company Options Held by Rollover Stockholders. Immediately prior to the Effective Time, each Company Option, whether vested or unvested, that is (i) held by a Rollover Stockholder, and (ii) has an exercise price per Share that is less than the Merger Consideration (a “Rollover Company Option”), shall, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or any holder of any Share or Company Option, be cancelled and converted into the right to receive a number of Shares equal to the quotient of (i) the applicable Option Spread for such Rollover Company Option, less applicable Taxes and authorized deductions, divided by (ii) the Merger Consideration, rounded down to the nearest whole Share. Any Shares issuable pursuant to this Section 4.3(a)(iii) shall be issued immediately prior to the Effective Time and shall be Rollover Shares subject to Section 4.1(c) and the Rollover Agreement.”

(f) Section 4.3(b)(i) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Treatment of Company RSAs Held by Rollover Stockholders. Immediately prior to the Effective Time, each restricted stock award granted under any Company Stock Plan (each, a “Company RSA” and each Share covered thereby, an “Unvested Share”) and held by a Rollover Stockholder shall, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or any holder of any Share or Unvested Share, be cancelled and converted into the right to receive a number of Shares equal to the quotient of (i) the number of Unvested Shares covered thereby multiplied by the Merger Consideration, less applicable Taxes and authorized deductions, divided by (ii) the Merger Consideration, rounded down to the nearest whole Share. Any Shares issuable pursuant to this Section 4.3(b)(i) shall be issued immediately prior to the Effective Time and shall be Rollover Shares subject to Section 4.1(c) and the Rollover Agreement.”

(g) The definition of Dissenting Shares in Annex A of the Original Agreement is hereby deleted in its entirety and replaced with the following:

““Dissenting Shares” means Shares issued and outstanding immediately prior to the Effective Time (other than such Shares that are to be cancelled in accordance with Section 4.1(b) or treated in the manner provided in Section 4.1(c)) that are held by stockholders of the Company who (i) did not vote in favor of this Agreement or the Merger (or consent thereto in writing), (ii) is entitled to demand appraisal rights with respect to such Shares, and (iii) who has properly demanded and perfected such holder’s right to appraisal with respect to such Shares in accordance with, complies in all respects with, and has not effectively withdrawn, failed to perfect, or otherwise lost such holder’s right to appraisal with respect to such Shares, in each case, pursuant to Section 262 of the DGCL.”

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(h) Annex A of the Original Agreement is hereby amended by deleting the definition of “Rollover Agreement” in its entirety and inserting the following definition in lieu thereof:

““Rollover Agreement” means that certain Rollover Agreement, made and entered into as of August 27, 2024, by and among the Parent and the Persons listed on the Schedule A attached thereto, an unexecuted copy of which is attached hereto as Exhibit D, as amended by the Amendment No. 1 to Rollover Agreement, dated as of September 10, 2024.”

(i) Annex A of the Original Agreement is hereby amended by inserting the following new definition in the appropriate alphabetical order:

““Surviving Corporation Common Stock” means a share of common stock of the Surviving Corporation, par value $0.001 per share.”

(j) The table of terms in Annex A of the Original Agreement is hereby amended by deleting the row for “Surviving Corporation Common Stock.”

2. Limited Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Original Agreement shall remain in full force and effect and are hereby ratified and confirmed by the Parties. On and after the Effective Date, each reference in the Original Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the Original Agreement as amended by this Amendment.

3. Miscellaneous.

(a) This Amendment and any claim, action or proceeding (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Amendment shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) This Amendment shall inure to the benefit of and be binding upon each of the parties to the Original Agreement, including the Parties, and each of their respective permitted successors and permitted assigns.

(c) This Amendment, together with the Original Agreement, constitutes the sole and entire agreement by the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

(d) This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

TECHPRINT HOLDINGS, LLC

By:	/s/ Kumarakulasingam Suriyakumar
Name:	Kumarakulasingam Suriyakumar
Title:	Manager

TECHPRINT MERGER SUB, INC.

By:	/s/ Kumarakulasingam Suriyakumar
Name:	Kumarakulasingam Suriyakumar
Title:	President

ARC DOCUMENT SOLUTIONS, INC.

By:	/s/ Tracey Luttrell
Name:	Tracey Luttrell
Title:	Corporate Counsel and Corporate Secretary

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]